                                                                    EXHIBIT 2(a)

                              STOCKHOLDER AGREEMENT

                  STOCKHOLDER AGREEMENT, dated as of September 8, 1999 among Plato Holdings, Inc., a Delaware corporation ("Parent"), New Plato Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and NC Resources, Inc., a Delaware corporation ("Target Parent"), and NovaCare, Inc., a Delaware corporation ("Ultimate Parent").

                  WHEREAS, Target Parent beneficially owns and is the holder of record, as of the date hereof, of 19,400,000 shares of common stock, $.01 par value ("Common Stock"), of NovaCare Employee Services, Inc., a Delaware corporation (the "Company"), which shares ("the Covered Shares") represent a majority of the issued and outstanding shares (the "Shares") of capital stock of the Company;

                  WHEREAS, the Board of Directors of each of Parent, Sub and the Company has approved, and deemed it advisable and in the best interests of its respective stockholders to consummate the acquisition of the Company by Parent by means of a merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the "Merger Agreement") dated the date hereof by and among Parent, Sub and the Company;

                  WHEREAS in furtherance thereof, it is proposed that Parent and Sub make a cash tender offer (the "Offer") to acquire any and all shares of the issued and outstanding Common Stock of the Company for $2.50 per share, net to the seller in cash; and

                  WHEREAS, as a condition and inducement to each of Parent and Sub to enter into the Merger Agreement and to make the Offer, Parent and Sub have requested and Target Parent and Ultimate Parent have agreed, to execute this Agreement pursuant to which, among other things, Target Parent agrees to tender the Covered Shares held by it in the Offer and to grant Parent a proxy with respect of the voting of the Covered Shares or, at Parent's election, to sell such Covered Shares to Sub.

                  NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                         REPRESENTATIONS AND WARRANTIES
                      OF ULTIMATE PARENT AND TARGET PARENT

                  Ultimate Parent and Target Parent, jointly and severally, represent and warrant to each of Parent and Sub that:

                  SECTION 1.01 Organization and Valid Title. Each of Ultimate Parent and Target Parent is validly existing and in good standing under the laws of the jurisdiction of its organization. Target Parent is the sole, true, lawful and direct beneficial owner and holder of record as of the date of this Agreement of the Covered Shares with no restrictions on the Target Parent's voting rights or rights of disposition pertaining thereto except for (i) a pledge (the "Pledge") of the Covered Shares to PNC Bank, National Association ("PNC Bank"), as agent, pursuant to the Credit Agreement dated as of May 27, 1994, as amended, between Ultimate Parent and its subsidiaries and PNC Bank, as agent for the banks named in such Credit Agreement (the "Credit Agreement"), (ii) the agreement made pursuant to Articles III and IV hereof and (iii) restrictions arising under the U.S. federal securities laws and state "blue sky" laws. Except for the Pledge, Target Parent has good and valid title to the Covered Shares, free and clear of any and all claims, liens, charges, encumbrances and security interests. Upon tender of the Covered Shares pursuant to Article III or sale of the Covered Shares pursuant to Article IV, Target Parent shall convey to Sub or Parent, as the case may be, good and valid title to the Covered Shares, free and clear of any and all claims, liens, charges, encumbrances and security interests. None of the Covered Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Covered Shares, other than the Pledge and the agreement made pursuant to Articles III and IV hereof. When used herein with respect to any Covered Share, the "beneficial ownership" thereof means the power to vote or dispose of, or direct the voting or disposition of, such Covered Share.

                  SECTION 1.02 Non-Contravention and Consents. Upon the receipt of any stockholder approval of Ultimate Parent required by the General Corporation Law of the State of Delaware (the "DGCL") approving the agreement to tender, the grant of the irrevocable proxy and the agreement to sell the Covered Shares to Parent contained in Article III of this Agreement (the "Required Stockholder Approval"), each of Ultimate Parent and Target Parent has all requisite corporate right, power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by each of Ultimate Parent and Target Parent of this Agreement do not and will not violate any provision of the Certificate of Incorporation or By-Laws of either Ultimate Parent or Target Parent or contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of either of Ultimate Parent and Target Parent or to a loss of any benefit of either Ultimate Parent or Target Parent under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on either Ultimate Parent or Target Parent or result in the imposition of any lien on any asset of either Ultimate Parent or Target Parent. Each of Ultimate Parent and Target Parent has obtained all consents and approvals required by it in connection with the execution, delivery and performance of this Agreement, other than the Required Stockholder Approval and any consents or approvals required under the Credit Agreement which shall be obtained prior to the date of the Special Meeting (as hereinafter defined).

                  SECTION 1.03 Binding Effect. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Ultimate Parent and Target Parent and the stockholder of Target Parent and no other corporate action on the part of either Ultimate Parent or Target Parent is necessary in order to authorize the execution, delivery and performance by Ultimate Parent and Target Parent of this Agreement other than the Required Stockholder Approval. This Agreement has been duly executed and delivered by Ultimate Parent and Target Parent and is the valid and binding agreement of Ultimate Parent and Target Parent, enforceable against Ultimate Parent and Target Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

                  SECTION 1.04 Total Shares. The Covered Shares are the only shares of Common Stock directly beneficially owned or held of record by Target Parent and Target Parent does not own any option to purchase or rights to subscribe for or otherwise acquire any securities of the Company or have any other interest in or voting rights with respect to any securities of the Company.

                  SECTION 1.05      Board Approvals.

                           (a) Ultimate Parent's Board, at a meeting duly called
and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Ultimate Parent, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of Ultimate Parent approve the matters requiring the Required Stockholder Approval, and none of the aforesaid actions by Ultimate Parent's Board has been or will be amended, rescinded or modified.

                           (b) Target Parent's Board, at a meeting duly called
and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholder of Target Parent, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the stockholder of Target Parent approve this Agreement and the transactions contemplated hereby and none of the aforesaid actions by Target Parent's Board has been or will be amended, rescinded or modified. Ultimate Parent, as the sole stockholder of Target Parent, has, in accordance with Applicable Law (as defined in the Merger Agreement), authorized this Agreement and the transactions contemplated hereby and by the Merger Agreement.

                  SECTION 1.06 Vote Required. The affirmative vote of the holders of a bare majority of the outstanding shares of Common Stock of Ultimate Parent is the only vote of the holders of any class or series of Ultimate Parent's capital stock necessary for the Required Stockholder Approval. None of the other transactions contemplated by this Agreement requires under Applicable Law (as defined in the Merger Agreement) or Ultimate Parent's organizational documents, any approval of the stockholders of Ultimate Parent.

                  SECTION 1.07 Opinion of Financial Advisors. Ultimate Parent Board has received the opinion of Wasserstein Perella & Co., Inc. dated September 8, 1999, to the effect that, as of such date, and based upon the assumptions made, matters considered, and limits of review set forth therein, the applicable Merger Consideration (as defined in the Merger Agreement) is fair to Ultimate Parent, from a financial point of view.

                                   ARTICLE II

                               REPRESENTATIONS AND
                          WARRANTIES OF PARENT AND SUB

                  Each of Parent and Sub represents and warrants to Ultimate Parent and Target Parent that it has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by each of Parent and Sub of this Agreement have been duly authorized by the Board of Directors of each of Parent and Sub and no other corporate action on the part of each of Parent and Sub is necessary to authorize the execution, delivery or performance by Parent and Sub of this Agreement. This Agreement has been duly executed and delivered by Parent and Sub and is a valid and binding agreement of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

                                   ARTICLE III

AGREEMENT TO TENDER SHARES/IRREVOCABLE PROXY/SALE OF SHARES

                  SECTION 3.01 Agreement to Tender/Proxy. Subject to obtaining the Required Stockholder Approval at the Special Meeting referred to in Section 4.03, during the time the agreement to tender and the grant of the irrevocable proxy contained in this Article III is in effect, (x) Target Parent shall, and Ultimate Parent shall cause Target Parent to, tender the Covered Shares in the Offer and (y) Target Parent hereby makes, constitutes and appoints Parent, and each of Parent's officers and employees, its true and lawful attorneys, for it and in its name, place and stead, to act as its proxy in respect of all of the Covered Shares, which it now or hereafter may own or hold, to vote for the transaction of any and all business that may come before any meeting of the stockholders of the Company called for the purpose of voting on the Merger and the Merger Agreement and/or to vote against any Alternative Proposal (as defined in the Merger Agreement), or at any adjournment thereof, or in any consent solicitation related to the foregoing; giving and granting to its said attorneys full power and authority to do and perform each and every act and thing whether necessary or desirable to be done in and about the premises, as fully as it might or could do if personally present with full power of substitution, appointment and revocation, hereby ratifying and confirming all that its said attorneys shall do or cause to be done by virtue hereof.

                  The irrevocable proxy contained in this Article III is coupled with an interest, namely the right of Parent or Sub to acquire all of the Covered Shares and is given to Parent and to its officers and employees in consideration of the agreements of Parent and Sub under the Merger Agreement, and to induce Parent and Sub to enter into the Merger Agreement, and this irrevocable proxy shall not be revocable or revoked by Target Parent, and shall be binding upon it, its successors and assigns until, in accordance with Section 6.5(a), this Article III is terminated.

                  SECTION 3.02      Sale of Covered Shares.

                           (a) At Parent's election, subject to receipt of the
Required Stockholder Approval, Parent shall purchase from Target Parent and Target Parent shall sell to Parent the Covered Shares (the "Share Purchase Right") at a price per share equal to $2.50 (the "Purchase Price"). From and after receipt of the Required Stockholder Approval, Parent may elect to purchase the Covered Shares by delivery to Target Parent of a written notice specifying the place, date and time for the closing of such purchase (the "Share Purchase Closing").

                           (b) Parent's obligation to purchase the Covered
Shares upon any exercise of the Share Purchase Right shall be subject to (i) each of the representations and warranties of Ultimate Parent and Target Parent contained in this Agreement was when made on the date of this Agreement true and correct and is true and correct as of the time of the Share Purchase Closing as though made on and as of the time of the Share Purchase Closing, (ii) Ultimate Parent and Target Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Share Purchase Closing, and (iii) the satisfaction of the conditions set forth in Annex A to the Merger Agreement as if the Share Purchase Right was the Offer. Upon the request of Parent, Target Parent and Ultimate Parent shall promptly take, or cause to be taken, after the date hereof, all action required to effect all necessary filings by Target Parent and Ultimate Parent under the HSR Act and shall cooperate with the Parent with respect to its filing obligations.

                           (c) At any Share Purchase Closing, Target Parent will
deliver to Parent a certificate as to the satisfaction of conditions (i) and
(ii) of the penultimate sentence of Section 3.02(b), and Parent will deliver to Target Parent a certificate of an officer of Parent certifying the truth and correctness of Parent's representations and warranties contained in this Agreement as if made on the date of the Share Purchase Closing.

                           (d) At any Share Purchase Closing, (i) Parent shall
pay the aggregate Purchase Price for the Covered Shares then being purchased from Target Parent by certified or cashier's check or wire transfer, as determined solely by Parent, and (ii) Target Parent shall deliver, or cause to be delivered, to Parent one or more share certificates evidencing the Covered Shares then being sold, and Target Parent agrees that such Covered Shares shall be transferred free and clear of all Liens (as defined in the Merger Agreement). All such share certificates shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, with the signature of Target Parent thereon guaranteed, and with all applicable taxes paid (including any tax stamps attached).

                           (e) If Parent shall exercise the Share Purchase Right
pursuant to this Agreement, and without additional consideration, Target Parent shall execute and deliver such further transfers, assignments, endorsements, consents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, including the transfer of any and all of the Target Parent's Covered Shares sold to Parent and the release of any and all Liens covering such Covered Shares.

                                   ARTICLE IV

                 COVENANTS OF ULTIMATE PARENT AND TARGET PARENT

                  Ultimate Parent and Target Parent hereby, jointly and severally, covenant and agree that:

                  SECTION 4.01 No Proxies for or Disposition of Shares. Except pursuant to the terms of this Agreement or the Pledge, Target Parent shall not, and Ultimate Parent shall cause Target Parent not to, without the prior written consent of Parent and Sub, directly or indirectly, (i) grant any proxies or voting rights or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares, (ii) acquire, sell, assign, transfer, encumber, pledge or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares or interest therein during the term of this Agreement, or (iii) issue any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock or enter into any contract, arrangement or understanding with respect thereto. Ultimate Parent shall not, without prior written consent of Parent and Sub, directly or indirectly, (i) grant any proxies or voting rights or enter into any voting trusts or other agreement or arrangement with respect to the voting of any capital stock of Target Parent, or (ii) sell, assign, transfer, encumber, pledge or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any shares of capital stock of Target Parent or interest therein during the term of this Agreement. Neither Target Parent nor Ultimate Parent shall seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify Parent and Sub immediately and to provide all details requested by Parent and Sub if either of them shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

                  SECTION 4.02 No Shopping. Neither Target Parent nor Ultimate Parent shall directly or indirectly (i) solicit, initiate or encourage (and Target Parent and Ultimate Parent shall not permit or authorize any person, including advisors, to solicit, initiate or encourage) any inquiry, proposal or offer from any person or group to acquire the business, property or capital stock of the Company or Target Parent or any direct or indirect subsidiary thereof, or any acquisition of a significant equity interest in, or a significant portion of the assets of, the Company or Target Parent or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that any director of Target Parent or Ultimate Parent who is also a director of the Company may as a director of the Company participate in discussions and negotiations concerning an Alternative Proposal which has been submitted on an unsolicited basis and which otherwise meets the requirements of the last sentence of the first paragraph of Section 5.2(a) of the Merger Agreement. Target Parent and Ultimate Parent shall promptly advise Parent and Sub of the terms of any communications it may receive relating to any of the foregoing.

                  SECTION 4.03      Ultimate Parent's Stockholders' Meeting.

                           (a) Ultimate Parent, acting through Ultimate Parent's
Board shall, in accordance with Applicable Law (as defined in the Merger Agreement):

                                    (i) duly call, give notice of, convene and
hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the date hereof for the purpose of considering and taking action upon the matters requiring the Required Stockholder Approval;

                                    (ii) cause a supplement to Ultimate Parent's
definitive proxy statement (the "Proxy Statement") relating to the Special Meeting, to be mailed to its stockholders, provided that such supplement to the Proxy Statement, insofar as it relates to the Required Stockholder Approval, will not be mailed by Ultimate Parent without consultation with Parent and its counsel;

                                    (iii) include in the Proxy Statement the
recommendation of Ultimate Parent's Board that stockholders of Ultimate Parent vote in favor of the approval and adoption of the matters requiring the Required Stockholder Approval; and

                                    (iv) use its best efforts to solicit from
holders of shares of Ultimate Parent's common stock, $.01 par value, proxies in favor of the approval and adoption of the matters requiring the Required Stockholder Approval and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of stockholders required by the DGCL to effect the approval and adoption of the matters requiring the Required Stockholder Approval.

                           (b) Parent agrees that it will provide Ultimate
Parent with the information concerning Parent and Sub required to be included in the Proxy Statement, and hereby agrees to indemnify Ultimate Parent and hold it harmless from and against any material inaccuracies in such information.

                           (c) Ultimate Parent represents that the Proxy
Statement (or any amendment thereof or supplement thereto) at the date mailed to Ultimate Parent's stockholders and at the time of the Special Meeting, if any, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Ultimate Parent with respect to statements made therein based on information supplied by Parent or Sub in writing for inclusion in the Proxy Statement. Ultimate Parent agrees to indemnify Parent and Sub and hold them harmless from and against any such misstatements or omissions. If at any time prior to the approval and adoption the matters requiring the Required Stockholder Approval, any event with respect to Ultimate Parent should occur which is required to be described in a supplement to the Proxy Statement, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Ultimate Parent. With respect to the information relating to Ultimate Parent, the Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act.

                           (d) Ultimate Parent shall not, until after the
Special Meeting, bring before the stockholders of Ultimate Parent, any proposal inconsistent with the matters requiring the Required Stockholder Approval; provided, however, that it is agreed that the proposals that are currently in the Proxy Statement of Ultimate Parent dated August 13, 1999 are not inconsistent with the matters requiring the Required Stockholder Approval.

                  SECTION 4.04 Consent of Ultimate Parent's Lenders. Ultimate Parent shall, as promptly as practicable after the date hereof, and in any event prior to the purchase of any Shares pursuant to the Offer (as defined in the Merger Agreement), obtain all consents and approvals from its lenders to the transactions contemplated pursuant to this Agreement and the Merger Agreement and deliver evidence of such consents and approvals to Parent and Sub.

                  SECTION 4.05 Guaranty. Ultimate Parent shall, as promptly as practicable after the date hereof, and in any event prior to the purchase of any Shares pursuant to the Offer (as defined in the Merger Agreement), deliver to the Company (i) a guaranty from Ultimate Parent in form and substance reasonably satisfactory to Parent, pursuant to which Ultimate Parent shall guaranty to Parent the earnings before interest, taxes, depreciation and amortization (EBITDA), projected to be received by the Company under the Subscriber Services Agreement, dated as of July 1, 1999, by and between Ultimate Parent and the Company, relating to Ultimate Parent's PROH Division (the "PROH Contract"), which such EBITDA amounts are set forth in Schedule 5.12 to the Merger Agreement and (ii) an irrevocable letter of credit or surety bond from a reputable and financially sound financial institution or insurance company, or such other security, in each case in form and substance reasonably satisfactory to Parent securing the guaranty described in clause (i) or with respect to the PROH Contract, as the case may be, and the EBITDA set forth in Schedule 5.12 of the Merger Agreement projected to be received by the Company under the Subscriber Services Agreement dated as of July 1, 1999 by and between Ultimate Parent and the Company relating to Ultimate Parent's Support Services Division.

                  SECTION 4.06 Surety Bond. Prior to the purchase of any Shares pursuant to the Offer, Ultimate Parent shall take all action necessary to cause the Company to be removed as a co-indemnitor (or to have any obligation thereunder with respect to the Company terminated) with respect to the obligations secured by the $4,580,446 bond (Surety ID #21970-01) in favor of Liberty Mutual Insurance Company (the "Liberty Bond").

                                    ARTICLE V

                                  MISCELLANEOUS

                  SECTION 5.01 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  SECTION 5.02 Further Assurances. Target Parent and Ultimate Parent each will execute and deliver or cause to be executed and delivered all further documents and instruments and use its best efforts to secure such consents and take all such further action as may be reasonably necessary under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which it is a party or by which it is governed or bound, to perform its obligations under this Agreement, to obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings, responses to requests for additional information related to such filings and submission of information requested by governmental authorities and to rectify any event or circumstances which could impede performance of its obligations under this Agreement.

                  SECTION 5.03 Specific Performance. The parties hereto agree that Parent and Sub would be irreparably damaged if for any reason Target Parent failed to tender the Covered Shares in the Offer or Target Parent or Ultimate Parent failed to perform any of their respective other obligations under this Agreement, and that Parent and Sub would not have an adequate remedy at law for money damages in such event. Accordingly, Parent and Sub shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Target Parent or Ultimate Parent. This provision is without prejudice to any other rights that Parent and Sub may have against Target Parent and Ultimate Parent for any failure to perform its obligations under this Agreement.

                  SECTION 5.04 Notices. All notices, requests, instructions and other communications to any party hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

                  if to Parent or Sub, to:

                  Plato Holdings, Inc.
                  c/o Patricof & Co. Ventures, Inc.
                  455 South Gulph Road, Suite 410
                  King of Prussia, PA 19406
                  Telephone:  (610) 265-0286
                  Telecopy:  (610) 265-4959
                  Attention:  Gregory M. Case

                  with copies to:

                  Blank Rome Comisky & McCauley LLP
                  One Logan Square
                  Philadelphia, PA 19103
                  Telephone:  (215) 569-5544
                  Telecopy:  (215) 569-5628
                  Attention:  Arthur H. Miller, Esq.

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street
                  Boston, MA 02108
                  Telephone: (617) 573-4800
                  Telecopy:  (617) 573-4822
                  Attention: Louis A. Goodman, Esq.

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  1440 New York Avenue, N.W.
                  Washington, DC 20005
                  Telephone: (202) 371-7000
                  Telecopy:  (202) 393-5760
                  Attention: Marcia R. Nirenstein, Esq.


                  if to Target Parent and Ultimate Parent:

                  NovaCare, Inc.
                  1016 West Ninth Avenue
                  King of Prussia, Pennsylvania  19406
                  Telephone:  (610) 992-7200
                  Telecopy:  (610) 992-3385
                  Attention:  President

                  with a copy to:

                  Haythe & Curley
                  237 Park Avenue
                  20th Floor
                  New York, New York  10017
                  Telephone:  (212) 880-6000
                  Telecopy:  (212) 682-0200
                  Attention:  Andrew J. Beck, Esq.


or to such other persons or addresses as may be designated in writing by the party to receive such notice.

                  SECTION 5.05 Amendments; Termination. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement shall terminate if the Required Stockholder Approval shall not have been obtained at the Special Meeting referred to in Section 4.03. In the event of the termination of this Agreement pursuant to this Section 5.05, the relevant provisions of this Agreement shall forthwith become void and there shall be no liability on the part of either Parent or the Stockholder under this Agreement; provided the foregoing shall not limit the liability of any party for breach of this Agreement prior to such termination.

                  SECTION 5.06 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that neither Target Parent nor Ultimate Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, further, that Parent may assign its rights (but not its obligations) hereunder to any direct or indirect wholly owned subsidiary of Parent or any entity owned by, or controlling, controlled by or under common control with, the same stockholders of Parent.

                  SECTION 5.07 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to its principles of conflict of laws.

                  SECTION 5.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                             PLATO HOLDINGS, INC.

                                             By: /s/ Gregory M. Case
                                                 -----------------------
                                             Name:   Gregory M. Case
                                             Title:  President



                                             NEW PLATO ACQUISITION, INC.


                                             By: /s/ Gregory M. Case
                                                 -----------------------
                                             Name:   Gregory M. Case
                                             Title:  President



                                             NC RESOURCES, INC.


                                             By: /s/ Michael Fox
                                                 -----------------------
                                             Name:   Michael Fox
                                             Title:  President



                                             NOVACARE, INC.


                                             By: /s/ Timothy E. Foster
                                                 -----------------------
                                             Name:   Timothy E. Foster
                                             Title:  Chief Executive Officer